UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[On April 20, 2016, Amgen Inc. sent the following summary communication to one or more proxy advisory firms for their consideration in making their vote recommendations.]

We Have a History of Responsiveness to Stockholder Feedback. Most Recently, Based on Input From Our Stockholders, We Proactively Implemented Proxy Access for Director Nominations:

•

Eligible stockholders with an ownership threshold of 3% who have held their shares for at least three years and who otherwise meet the requirements set forth in our Amended and Restated Bylaws may have their nominees consisting of the greater of 20% or two nominees of our Board included in our proxy materials.

•	Up to 20 eligible stockholders may group together to reach the 3% ownership threshold.

We Delivered Strong Financial Results While Achieving an Unprecedented Number of Product Launches:

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In 2015, our revenues increased 8% to $21.7 billion and adjusted net income grew 19% to $8 billion(1). Transformation and process improvement efforts drove a four percentage point increase to our adjusted operating margin in 2015 to 48%(1). Free cash flow was $8.5 billion compared to $7.8 billion in 2014, driven by higher revenues and higher operating income.

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We executed on an unprecedented number of product launches, with six launches in the oncology and cardiovascular disease therapeutic areas. We successfully introduced differentiating delivery systems and significantly advanced our late-stage pipeline.

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Our strong cash flows and balance sheet allowed continued investment for long-term growth through internal research and development and external business development transactions, while simultaneously providing substantial returns to our stockholders. We returned $4.3 billion of capital to our stockholders in 2015, including $2.4 billion in the form of dividends, a 29% increase over 2014, and repurchased ~12 million shares of our common stock during 2015 representing an aggregate value of $1.9 billion.

•	Our three-year total shareholder return, or TSR, was 97%, significantly outperforming the TSRs of the Standard and Poor’s 500 Index for the same period of 53%.

Our Executive Compensation is Performance Based:

•	80% of our long-term incentive, or LTI, equity award grants are performance based and granted as performance units with a three-year performance period.

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~74% of Mr. Bradway’s 2015 target direct compensation was earned based solely on the Company’s performance (paid in the form of annual cash incentive awards based on our annual Company performance goals and performance units to be paid based on the Company’s performance over a three-year performance period). ~68% of each other Named Executive Officers’(2) target direct compensation was based solely on the Company’s performance.

•	Overall, we target the 50th percentile, or median, of our peer group for all elements of compensation.

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We are mindful of stockholder dilution and the potential dilutive effect is considered in the context of our peer group. The rates at which we grant LTI equity awards and the resulting potential dilutive effect are consistent with our peer group and have decreased over the last five years.

We Have Maintained Our Extensive Outreach Efforts With Our Stockholders:

In 2015, we received approximately 97% stockholder support on our say on pay advisory vote. While we are pleased with our say on pay results, we believe it is important to continue to engage with our stockholders and further enhance our understanding of the perspectives of our investors. Since our 2015 annual meeting of stockholders, we have engaged in outreach to stockholders comprising approximately 52% of our outstanding shares. Our stockholder outreach efforts are continuing.

1 Adjusted net income and adjusted operating margin are reported and reconciled in our Form 8-K dated as of January 28, 2016.

2 Includes only those Named Executive Officers serving in such capacity for all of 2015 and excludes Jonathan P. Graham.

We Have Implemented Compensation Best Practices:

•	We have a clawback policy and our incentive cash compensation plans contain recoupment provisions.

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We have robust stock ownership guidelines with officers required to retain shares of our common stock acquired through equity grants and option exercises until they have reached their respective required stock ownership levels.

•	We have no defined benefit pension or supplemental executive retirement plan benefits or “above-market” interest on deferred compensation.

•	We have no “single-trigger” equity vesting acceleration upon a change of control for restricted stock units and stock options.

We Are Committed to Corporate Governance Best Practices That Are Informed By Extensive Stockholder Engagement and Feedback:

•	We have a highly-engaged, experienced and independent board; 12 of 13 director candidates are independent and five of them joined in the last four years.

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We have a lead independent director role with substantial and specific duties, and the independent directors have elected Robert A. Eckert to serve as the lead independent director following the annual meeting.

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We have an annually-elected board, utilize majority voting in non-contested elections, provide stockholders with the right to act through a special meeting and by written consent, and, most recently, have implemented a “proxy access” right for stockholders.

•	We have a long-standing practice of stockholder engagement, and have engaged in outreach activities and discussions with stockholders comprising approximately 52% of our outstanding shares in 2015.

We Are Opposing the Stockholder Proposal to Change the Voting Standard Applicable to Non-Binding Proposals Submitted By Stockholders:

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We received a stockholder proposal seeking to amend our governing documents to provide that all non-binding matters submitted by stockholders be decided by a simple majority of shares voted “for” or “against” an item without taking into account abstentions. Abstentions would not be counted as either “for” or “against.”

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We are incorporated in the State of Delaware and (excluding the election of directors) the default voting standard established by Delaware Law governs action by our stockholders and provides that abstention votes for such actions are considered shares “entitled to vote.”

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Abstention votes are included in the vote count for each management-sponsored proposal, other than election of directors. Our vote count methodology applies identically to management-sponsored proposals and stockholder proposals.

•	Stockholders are made aware of the treatment and effect of abstentions. Therefore, counting abstention votes effectively honors the intent of our stockholders.

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The proponent’s own cited source recognizes the value of abstentions, noting “that some institutional investors abstain on shareholder proposals when they wish to convey support for the general subject matter, but have reservations about the specific action requested.”(3) This observation is consistent with conversations we have had with a number of our stockholders.

•	Faced with similar proposals in 2014 and 2015, stockholders overwhelmingly did not support the adoption of the proposed vote counting methodology for all proposals.

3 Vote Calculation Methodologies Report dated September 17, 2013 prepared for CalPERS by GMI Ratings.